UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 6, 2010

ERHC ENERGY INC.
(Exact Name of Registrant as Specified in its Charter)

Colorado	000-17325	88-0218499
State of Incorporation	Commission File Number	IRS Employer I.D. Number

5444 Westheimer Road, Suite 1440, Houston, Texas 77056
Address of principal executive offices

Registrant’s telephone number:  (713) 626-4700

_____________________________ _______________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 6, 2010, ERHC Energy Inc. (the "Company") and certain institutional investors entered into securities purchase agreements, pursuant to which the Company agreed to sell an aggregate of 9,090,910 shares of its common stock and warrants to purchase a total of 6,818,183 shares of its common stock to such investors for gross proceeds of $2.0 million.  The common stock and warrants were sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.75 of a share of common stock.  The negotiated purchase price per unit is $0.22.  Subject to certain beneficial ownership limitations, the warrants will be exercisable immediately and will expire five years from the date the warrants are issued, at an exercise price of $0.28 per share.  The number of shares issuable upon exercise of the warrants and the exercise price of the warrants are adjustable in the event of stock splits, combinations and reclassifications, as well as in the event of any subsequent issuance by the Company of additional securities with an effective price per share less than the warrant exercise price per share then in effect.

Rodman & Renshaw, LLC (the “Placement Agent”) agreed to act as our placement agent in connection with the above-described offering.   Pursuant to a placement agency agreement, dated September 12, 2010, the Placement Agent agreed to use its reasonable best efforts to arrange for the sale of shares of the Company’s common stock and warrants to purchase shares of the Company’s common stock in a registered direct public offering.  Under the placement agency agreement, the Company agreed to pay the Placement Agent an aggregate cash fee equal to 6.0% of the gross proceeds received in the offering.  In addition, the Company agreed to grant to the Placement Agent or its designees warrants (expiring August 31, 2015) to purchase shares of the Company’s common stock equal to 454,546 shares of common stock at an exercise price of $0.275 per share, representing an aggregate of 5% of the aggregate number of shares sold in the offering (exclusive of any shares of Common Stock underlying warrants sold in the offering), and reimburse the placement agents for expenses incurred by them in connection with the offering in an amount equal to 1.0% of the gross proceeds received by the Company in the offering, but in no event in excess of $35,000. In the event the maximum units are sold in the offering, the Placement Agent will be reimbursed in the amount of $20,000.

The net proceeds to the Company from the registered direct public offering, after deducting placement agents fees and expenses, the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, are expected to be approximately $1.825 million.  The offering is expected to close on or about October 12, 2010, subject to the satisfaction of customary closing conditions.

The shares of common stock, warrants to purchase common stock (excluding the placement agent warrants) and shares of common stock issuable upon exercise of the investor warrants will be issued pursuant to a prospectus supplement dated as of October 7, 2010, which was filed with the Securities and Exchange Commission in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-168012), which became effective on August 31, 2010, and the base prospectus dated as of October 6, 2010 contained in such registration statement.  A copy of the opinion of Thompson & Knight LLP relating to the legality of the issuance and sale of the shares of common stock, warrants to purchase common stock and shares of common stock issuable upon exercise of the warrants in the offering is attached as Exhibit 5.1 hereto.

The foregoing summaries of the terms of the securities purchase agreements and the warrants are subject to, and qualified in their entirety by reference to, the form of securities purchase agreement and the form of warrant, which are filed as Exhibits 10.1 and 4.1, respectively, to this report and are incorporated herein by reference.  Each of the securities purchase agreements contains representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties.

The provisions of the placement agent agreement and the securities purchase agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements.  Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Securities and Exchange Commission.

Item 7.01	Regulation FD Disclosure.

On October 7, 2010, the Company announced the registered direct offering described in Item 1.01 above.  A copy of the news release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

The information contained in this Item 7.01 and Exhibit 99.1 to this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, and shall not be incorporated by reference into any filings made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as may be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit	Name of Document

Exhibit 4.1	Form of Common Stock Purchase Warrant

Exhibit 5.1	Opinion of Thompson & Knight, LLP

Exhibit 10.1	Form of Securities Purchase Agreement, dated October 6, 2010

Exhibit 23.1	Consent of Thompson & Knight, LLP (incorporated in Exhibit 5.1)

Exhibit 99.1	Press Release, dated October 7, 2010, announcing the offering

  SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 7, 2010	ERHC ENERGY INC.

	By:	/s/ Peter C. Ntephe
Name: Peter C. Ntephe
Title: Chief Executive Officer

Exhibit Index

Exhibit	Name of Document

Exhibit 4.1	Form of Common Stock Purchase Warrant

Exhibit 5.1	Opinion of Thompson & Knight, LLP

Exhibit 10.1	Form of Securities Purchase Agreement, dated October 6, 2010

Exhibit 23.1	Consent of Thompson & Knight, LLP (incorporated in Exhibit 5.1)

Exhibit 99.1	Press Release, dated October 7, 2010, announcing the offering